new benefits
creating advantage.

SALES AND SERVICES AGREEMENT

THIS SALES AND SERVICES AGREEMENT (hereinafter referred to as "Agreement") is made, entered into and effective as of the date set forth below by and between New Benefits, Ltd. whose principal place of business is located at 14240 Proton Road, Dallas, Texas 75244 (hereinafter referred to as "NB"), and PRECIS HEALTH, INC., its affiliates, related entities, and subsidiaries, (hereinafter referred to as "Reseller") whose principal place of business is located at 2500 South McGee Drive, Suite #125, Norman, Oklahoma 73072.
WITNESSETH

WHEREAS, NB is engaged in the business of the development, design, marketing, sale and distribution of discount cost containment programs of either NB's or third-parties for whom NB is an authorized representative (hereinafter referred to as "Vendor"); and

WHEREAS, Reseller is in the business of marketing various types of discount healthcare and consumer services and benefits to its clients, members, etc.; and

WHEREAS, Reseller desires to purchase from NB certain discount healthcare and consumer benefits and services as well as purchase certain administrative services relating to same; and

WHEREAS, NB is ready and willing to sell to Reseller certain discount healthcare and consumer benefits and services as well as certain administrative services relating to same desired by Reseller.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1. COVERAGE AREA

This Agreement, and all the rights, duties and responsibilities set forth in this Agreement, apply to, and are applicable in, the fifty (50) United States (with the exception of Vermont), Washington DC and Puerto Rico (where available).

2. NB DUTIES AND RESPONSIBILITIES

As hereinafter set forth, NB understands and agrees to perform the following duties and accepts the responsibilities as herein identified:
(A)
Sell the products and services for discount benefits listed in Schedule 1 to Reseller (hereinafter referred to as "Program"). Annual memberships may be purchased in one-year increments paid monthly or annually and are renewable in one-year increments for members in good standing.

(B)
Provide toll-free telephone service for eligible members to access providers and member service functions (hereinafter referred to as "Membership Services").  Except on NB recognized holidays, trained member service representatives shall be available from 7:00 am to 7:00 pm Central Standard Time, Monday through Friday and Saturday from 8:00 am to 5:00 pm Central Standard Time. NB reserves the right to modify these hours with thirty (30) days notice to Reseller,

(C)	Provide an Internet web site for members to locate participating providers.
(D)
Provide Reseller the benefit marketing and fulfillment verbiage for NB's products and services to use in all marketing, enrollment, advertising, and fulfillment materials. Any changes made to this verbiage must be approved in writing by NB.

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(E)
Provide fulfillment materials as set forth in Schedule 1. Upon request, NB's marketing department may assist Reseller with the design of Reseller's fulfillment materials. Should Reseller's fulfillment materials require more than two (2) design revisions, the additional revisions will be performed at a cost of one hundred dollars ($100.00) per hour.

(F)
Reserve the right to add to, modify, or delete parts of the Program and/or the other services provided under the terms of this Agreement. NB agrees to provide notice to Reseller of any Vendor change or termination, which notice will in no event be shorter in duration than that provided to NB by NB's applicable Vendor(s).

(G)	Secure and maintain all licenses, registrations and permits by any local, state, federal, or governmental authority required of NB in the performance of its obligations under this Agreement.
(H)
Provide credit card processing for an additional four percent (4%) fee of the gross sale price, which amount will be deducted from any commissions and/or other compensation that may be due to Reseller.

(I)
Pay commissions from monies actually collected and received on memberships sold according to Schedule 1. Subject to the provisions of this Agreement, NB will pay commissions to Reseller under the following terms and conditions:

(1)
Memberships are sold at a price agreed upon by both parties in this Agreement and accompanying schedules when applicable. When memberships are paid directly to NB, NB will pay commissions earned on approximately the 15th of each month for each paid membership during the previous month provided the commission check exceeds $100.00. Non-distributed commissions will carry over to the following pay period.

(2)
Notwithstanding the foregoing or any other provision of this Agreement, it is understood any commission payments made by NB to Reseller will be made out of monies actually received by NB. If for any reason (whether by the terms of any contract, termination, default, breach, tort, or otherwise) NB shall not actually receive payments from a customer, then NB shall not be obligated to Reseller for that commission. Additionally, NB reserves the right to offset delinquent customer payments with non-distributed commissions due Reseller.

(3)
If Reseller believes there is an error on any commission report received from NB or Reseller requires additional information regarding a specific transaction, Reseller should submit a written request for information within ninety (90) days of the statement date to the address specified on the commission report. Any inquiry regarding an alleged error not submitted to NB within ninety (90) days will be considered waived by Reseller. Any correspondence should include Reseller's name, account number, and a full description of the error and/or the transaction in question.

3. RESELLER DUTIES AND RESPONSIBILITIES

As hereinafter set forth, Reseller, on behalf of its employees, officers, directors, agents, contractors, shareholders, clients, customers, and members, understands and agrees to perform the following duties and accepts the responsibilities as herein identified:
(A)Submit marketing/sales verbiage for approval electronically in Microsoft Word and all marketing materials in their final approved format electronically as a PDF file or mutually agreed upon format.

(B)Obtain prior written approval from NB for any and all printed literature, radio/television media, telemarketing scripts, press releases, web sites, enrollment materials, membership cards, or similar items as to their content, design, format, use of any trade names, use of any Vendor name, trademark, or service mark of NB or any Vendor under contract with NB. Reseller shall use only the exact marketing, enrollment, and fulfillment verbiage approved by NB when describing or making reference to the discount health benefits listed in Schedule 1. Failure to obtain written approval from NB concerning any materials (printed, electronic or of any other kind or type whatsoever) referencing the benefits set forth on Schedule 1 shall be considered a breach of this Agreement and will result in NB, in its sole discretion, having the right to immediately terminate this Agreement. In addition, Reseller must secure written approval from NB for all reprints when any changes have been made. Further, on the first (1st) day of June each year, Reseller must submit to NB all current marketing, solicitation,

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enrollment, and fulfillment materials (printed, electronic or of any other kind or type whatsoever) for NB's review and approval.
(C)
Submit to NB any and all telephone numbers used for inbound and/or outbound telemarketing of NB's Program and/or any web site address(es), prior to launch, containing benefit descriptions and/or Vendor information for any NB product or service. NB reserves the right at its sole discretion to monitor any and all such telephone numbers and web sites for the purpose of ensuring compliance as related to NB's Program.

(D)	Solicit, procure, and submit applications to NB.
(E)
Reseller will be alotted a Ramp-Up Period equal to ninety (90) days beginning upon the first business day of the month following its first group activation. Upon expiration of the Ramp-Up Period, Reseller must have a minimum of two hundred and fifty (250) active members across all its active groups. In the event Reseller does not meet the minimum membership requirement upon expiration of the Ramp-Up Period Reseller will be billed an amount equal to $1.00/member of the shortfall each month thereafter until such time as Reseller has two hundred and fifty (250) members. The shortfall amount will be deducted from Reseller's commission or invoiced in cases of negative commission.

(F)
Work within the parameters of the Program as set forth by NB and/or NB's Vendors. It is Reseller's responsibility to obtain the appropriate training information from NB for each applicable benefit included in the Program. Reseller is authorized to recruit independent sales representatives and/or entities (hereinafter referred to as "ISR") to market the Program on behalf of Reseller. Reseller is responsible for thoroughly training each ISR in respect to the benefits and services purchased from NB. Reseller is responsible for ensuring each ISR represents all NB benefits accurately and in conformity with NB's existing practices, procedures and requirements by requiring each ISR to execute Exhibit A. Further, Reseller agrees to indemnify, defend and hold NB harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs or expenses, including reasonable attorney's fees, arising from or in any way connected with (I) the failure of the ISR to perform its duties in conformity with NB's existing practices, procedures and requirements or (ii) any misrepresentation made by ISR which is false, misleading or containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.Additionally, NB retains the right to refuse any opportunity brought to NB by Reseller.

(G)
Send to NB all new member information electronically or hardcopy in a mutually agreed upon format within ten (10) days of receipt by Reseller. Reseller agrees to use best efforts to ensure all data supplied to NB for processing is in good condition, correct, complete, and in proper format as set forth by NB. NB agrees all such member information is considered the confidential property of Reseller and as such, said information shall not be utilized by NB for any reason other than the furtherance of this Agreement without the express written consent of Reseller.

(H)	Be responsible for all costs and expenses associated with Reseller's responsibilities under this Agreement, including marketing materials.
(I)
Forfeit, along with NB, the membership fees to provide a refund to members commensurate with the prevailing law in the state the membership is sold. Reseller expressly authorizes NB to deduct any monies due under this paragraph from any commission and/or other compensation that may be due to Reseller. Further, Reseller to provide NB proof of all refunds due under this section within five (5) business days of any request by NB of such proof.

(J)	Authorize NB to reference Reseller as a client.
(K)	Agree that its purchases hereunder from NB are said to customers on a non-exclusive basis.
(L)	Submit a completed Group Information Form to NB for each new group setup in NB's system a minimum of three (3) weeks prior to the group's initial enrollment date.
(M)
Provide NB the name of any client, along with the name of their program if it is private- labeled, to whom Reseller resells NB's products and services. Reseller shall not wholesale benefits to any other person or entity without NB's prior written consent.

(N)
Agree to link Reseller's web sites, or any affiliated web sites created for the purpose of marketing NB products and services, exclusively to the links provided by NB in order for benefit descriptions and Vendor information to remain up to date.

(O)

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Secure and maintain all licenses, registrations and permits by any local, state, federal, or governmental authority required of Reseller in the performance of its obligations under this Agreement. Reseller shall notify NB in writing within five (5) business days of the commencement of any material action, suit or proceeding, and of the issuance of any order, writ, injunction award or decree of any court, agency or other governmental instrumentality involving Reseller.
(P)	Agree not to resell by multilevel marketing NB benefits without prior written agreement from NB.
(Q)
Obtain NB's approval on the retail pricing for any benefit package including one or more of NB's benefits. Reseller agrees to list each benefit package along with the corresponding retail pricing in a Group Information Form.

(R)	Reseller cannot sell multiple year memberships without prior written consent from NB.
(S)	Agree to complete the five-page "Credit Application for Credit Card and ACH Processing" if NB is requested to process any credit card or bank draft payments on behalf of Reseller.
(T)
Pay NB a one-time setup fee of $2,500.00 via check upon execution of this Agreement. Should Reseller enroll a minimum of twenty-five hundred (2,500) active members within the first twelve (12) months following the execution of this Agreement, Reseller may submit a Request for Credit Form to NB and NB will then credit the $2,500.00 setup fee back to Reseller. Should Reseller fail to enroll a minimum of twenty-five hundred (2,500) members by the one-year anniversary date of this Agreement, NB will permanently retain the initial setup fee in its entirety. The aforementioned $2,500.00 fee includes setup of Reseller's initial five (5) groups in NB's system. After the fifth group, Reseller agrees to pay NB a nonrefundable administrative fee of fifty dollars ($50.00) per additional group.

4. NATURE OF RELATIONSHIP

No terms or provisions of this Agreement are intended to create nor shall they be deemed or construed to create any relationship between NB and Reseller other than that of independent entities contracting with each other hereunder solely for the purpose of effecting the terms and provisions of this Agreement. The parties hereto are not and shall not be deemed for any purpose to be joint ventures, partners, or agents of each other. Neither of the parties hereto, nor any of their respective officers, directors, or employees, shall represent themselves as the partner, employee, servant, or agent of the other party, and shall not be deemed or construed to be the partner, employee, servant, or agent of the other party. Both parties agree to adhere to all applicable laws, rules, and/or regulations pertaining to the solicitation and marketing of NB products and services. Neither party is authorized to represent the other party for any purpose, except as specifically provided in this Agreement, without the prior written consent of that party. Further, Reseller is not authorized to make, alter, or discharge contracts, extend the time or method of payment, or waive or retain any money due NB unless previously agreed to in writing by NB. Reseller understands and acknowledges that in respect to this Agreement, it is the intent of the parties that Reseller is only purchasing from NB certain products and related services for certain prices and nothing more.

5. RECOGNITION OF VALIDITY OF TRADEMARK

Reseller hereby agrees and shall at all times recognize the validity of any and all trademarks, service marks, and trade names of NB and the ownership thereof by NB as herein granted and shall not at any time put in issue or contest, either directly or indirectly, the validity of such trademarks, service marks or trade names. In addition, nothing in this Agreement shall give Reseller any interest in such trademarks, service marks, trade names, or in any design used in connection therewith. It is further understood and agreed NB grants to Reseller during the term of this Agreement a permission, not coupled with an interest, to use any such trademarks, service marks, trade names, or designs in connection with the license herein granted; such use to be in the manner and with the result of designating NB as the source of and origin of such services and/or products.

Reseller also agrees in the event of any actual or suspected infringement of any trade name, trademark, or service mark that is owned by NB, Reseller shall promptly report the same in writing to NB. Determination of whether to institute any demand, suit or action with reference to any such suspected or actual infringement shall be made solely by NB and, if instituted, it shall be instituted, controlled and

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maintained at the expense of NB. Reseller agrees to cooperate fully with NB with reference to any such demand, suit, or action.

NB agrees to extend to Reseller the same rights and cooperation as set forth herein regarding the trademarks, service marks, and trade names of Reseller as Reseller has extended to NB.

6. TERM AND TERMINATION

The initial term of this Agreement shall begin on the date of this Agreement as set forth below, and shall continue for a period of one year from that date, unless terminated sooner pursuant to the provisions contained in this Agreement. This Agreement shall automatically renew on the same terms and conditions for successive one-year periods, unless terminated in writing, by certified mail, as outlined below. Notwithstanding the foregoing, should Reseller fail to generate new and/or renewal memberships for twelve (12) consecutive months, this Agreement will automatically terminate with no action required by either party. Upon expiration of the initial term, NB reserves the right to change the pricing contained in this Agreement or in any subsequent addendum with a minimum of thirty (30) days written notice to Reseller. Any change in pricing will not apply to existing members enrolled in one of Reseller’s active groups until their membership comes up for annual renewal. Should Reseller not agree to the change in pricing, Reseller may terminate this Agreement according to the provisions of item (A) below. This Agreement may be terminated at any time as follows:
(A)
with thirty (30) days notice by either party without cause. In the event this Agreement is terminated by NB without cause, existing business will continue to be serviced as long as membership fees are paid to NB. Renewals will continue to be serviced if mutually agreed upon in writing by both parties.

(B)
with seven (7) days notice by NB with cause for misrepresentation by Reseller and/or Reseller's ISR of the Program in the marketplace. In the event this Agreement is terminated by NB with cause, existing business may continue to be serviced at the sole discretion of NB as long as membership fees are paid to NB.

(C)
with thirty (30) days notice by either party with cause in the event of any default or breach by the other party of the terms of this Agreement or those contained in any subsequent amendments or schedules. The non-breaching party may give written notice demanding said default be remedied within thirty days, and if the default is not remedied, this Agreement is deemed terminated with no further action. In the event of breach by Reseller of any covenants of this Agreement or any of the terms hereof, Reseller shall forfeit all rights to any compensation that might otherwise be due hereunder. Also, in addition to any other rights and/or remedies available at law, in equity or under contract available to the non-breaching party, the party responsible for breaching this Agreement also agrees damages and remedies at law for such breaches would be inadequate and that the non-breaching party may apply to a court of competent jurisdiction for, and shall be entitled to, a temporary restraining order and an injunction by such court to prevent further breach thereof on the part of the party responsible for breaching this Agreement without the necessity of posting any bond or other security. In addition, the party responsible for breaching this Agreement agrees to pay all court costs and reasonable attorneys' fees incurred by both parties in obtaining specific performance of, or any equitable relief against violation of, or continuous violation of, the requirements of this Agreement. In the event this Agreement is terminated with cause, existing business may continue to be serviced at the sole discretion of NB as long as membership fees are paid to NB.

(D)
notwithstanding the foregoing, immediately by NB if Reseller is found to have any unauthorized memberships (memberships that have not been enrolled with NB and/or have not been paid for by Reseller). Unauthorized memberships shall constitute a breach of this Agreement by Reseller and shall be cause for immediate termination of this Agreement and/or deactivation of Reseller's enrolled members. Termination of this Agreement does not relieve Reseller of the obligation to pay all monies due.

(E)
notwithstanding the foregoing, immediately by NB if Reseller, its affiliates, related entities, and/or subsidiaries, or any agent acting on behalf of Reseller, is found to be engaged directly or indirectly in any unethical and/or illegal marketing practices, including but not limited to any form of fax blasting.Unethical and/or illegal marketing practices shall constitute a breach of this Agreement by Reseller and shall be cause for immediate termination of this

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Agreement and/or deactivation of Reseller’s enrolled members. Termination of this Agreement does not relieve Reseller of the obligation to pay all monies due.

(F) notwithstanding the foregoing, immediately if any state, local or federal law or regulation is enacted or promulgated that prohibits the performance of any of the duties hereunder, or if any law is interpreted to prohibit such performance.

7. CONFIDENTIALITY

NB and Reseller each acknowledge that, in the performance of its duties and obligations under this Agreement, it may receive or have disclosed to it Confidential Information. For the purpose of this Agreement, Confidential Information shall mean any and all information of a confidential or proprietary nature, whether written, oral, embodied in magnetic tape, computer software (including but not limited to source code), or other medium for storage of information, documents, names of customers/clients/members, software, present and future products, price quotes, proposed commission structures, and policies (including listing thereof and documentation related thereto) disclosed by either party hereto to the other, its employees, officers, directors, agents, or representatives, during the term of this Agreement. The parties acknowledge and agree the Confidential Information is proprietary to, and a valuable trade secret of, the disclosing party, and any disclosure or unauthorized use thereof will cause irreparable harm to the disclosing party. Reseller will not disclose to any third party any of the terms and conditions of this Agreement. NB reserves the right to terminate this Agreement at any time by giving written notice to Reseller in the event of any impermissible disclosure hereunder.

Accordingly, the parties each agree and undertake:
(A)to treat Confidential Information in confidence and use it only in connection with this Agreement;

(B)not to copy, in whole or in part, Confidential Information except insofar as is reasonably necessary for performance of the Agreement and without first obtaining the prior written consent of the disclosing party;

(C)not to disclose Confidential Information except that such information may be disclosed to the receiving party's directors, officers, and employees to the extent necessary for purposes directly related to the performances of receiving party's duties under this Agreement;

(D)to return Confidential Information, including all copies and records thereof, at the expiration or earlier termination of this Agreement, provided however, the parties may retain such information as is reasonably necessary for the performance of the parties' respective duties and obligations after expiration of the Agreement;

(E)not to use Confidential Information to compete or assist any person or entity in competing with the business of the other party or its affiliates;
(F)not to use, sell or in any way violate the privacy of the clients/members names which shall become available to each other through the servicing of this relationship; and

(G)to keep strictly confidential the terms and conditions of this Agreement. Should Reseller divulge pricing information from this Agreement to a third party, NB reserves the right to change the pricing described in any schedules or exhibits at NB's sole discretion.

If the receiving party or anyone to whom it discloses the Confidential Information becomes legally compelled to disclose all or any part of the Confidential Information (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or other order issued by a court of competent jurisdiction, or by a government agency), the receiving party shall (i) promptly, and prior to compliance with the request, notify the disclosing party of the existence, terms, and circumstances comprising such a request; (ii) consult with the disclosing party on the advisability of taking steps to resist or narrow that request, and to the extent legally permissible, delay such disclosure until the disclosing party has taken all reasonable steps necessary to resist or narrow that request; (iii) if disclosure of the Confidential Information is required, after notifying the disclosing party, furnish only such portion of the Confidential Information as the receiving party is advised by counsel is legally required to be disclosed; and (iv) cooperate with the disclosing party, at the disclosing party's expense, in its efforts to obtain a protective or limiting order or other reliable assurance that confidential treatment will be afforded to that portion of the Confidential Information that is required to be disclosed.

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8. NON-COMPETITION

Reseller for and on behalf of its officers, agents, directors, and principal shareholders agrees during the term of this Agreement, and for a period of one (1) year after the termination of this Agreement (with the exception of NB terminating this Agreement without cause), it and they shall not directly or indirectly contract with any Vendors listed in Schedule 1 of this Agreement, nor shall they hire any employee of NB during this time period, nor shall they utilize NB's confidential provider lists to solicit and/or contract with any providers in the event Reseller elects to establish its own vision, chiropractic, or any other provider network made available to Reseller by NB under the terms of this Agreement. Reseller is not prohibited from establishing its own provider network(s) when soliciting providers from lists in the public domain or from establishing a business relationship with another party that maintains a provider network which includes one or more of the providers in NB's provider network.

The covenants by Reseller contained in this paragraph are of the essence of this Agreement and NB would not sell the Program hereunder to Reseller in the absence of such covenants. In consideration of such covenants and to entrust to Reseller provider lists, marketing materials, and other related Confidential Information pertaining to the business of NB, Reseller hereby expressly agrees the utilization of such training and sales information in competition against NB or its affiliates as hereinafter expressly prohibited would be grossly unfair to NB and would cause continuing irreparable damage to NB.

9. NON-CIRCUMVENTION

Any direct sales leads or referrals developed, created or furnished by Reseller in the promotion and/or marketing of memberships in any of NB benefit program which result in sales of, or negotiations for sales of memberships, shall be considered a potential client of Reseller. In order to prevent Reseller's potential clients from trying to contract directly with NB, Reseller must complete NB's Non-

Circumvention Agreement. Upon receipt of each completed Non-Circumvention Agreement, NB will notify Reseller if the client listed has been registered as Reseller's prospect. Should the named organization or one of their representatives try to contact NB, NB will immediately direct them back to Reseller. NB's Non-Circumvention Agreement is valid for a period of ninety (90) days. In the event Reseller and Reseller's potential client do not enter into a written Agreement within ninety (90) days from the date NB accepts the Non-Circumvention Agreement, said Non-Circumvention Agreement shall be terminated. Reseller may prevent termination by presentation of a "Broker of Record" letter from their respective client. In the absence of a properly executed and valid Non-Circumvention Agreement, NB will have no obligations to Reseller under this paragraph and will be free to deal with such leads, references, and/or clients as NB deems appropriate.

From time to time, more than one reseller may try to secure the same client's business at the same time. The Non-Circumvention Agreement does not preclude other resellers of NB's Program from working with a prospective client listed in the Non-Circumvention Agreement. However, it does prevent the client from going directly to NB for the purpose of negotiating a contract. In the event two entities have presented NB's benefits to the same client or their representative, the client will be asked to issue a "Broker of Record" statement designating which reseller has been selected.

10. INDEMNIFICATION

NB agrees, except as otherwise provided, to indemnify, defend and hold Reseller harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs and expenses, including reasonable attorneys' fees, arising from or in any way connected with (i) the failure of NB to provide the Program in accordance with its terms; or (ii) the failure of NB to perform its duties pursuant to this Agreement and/or observe all of the terms, covenants and conditions contained herein; or (iii) any representation by NB which is false, misleading or containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.

Reseller agrees to indemnify, defend and hold NB harmless from any and all loss, claims, demands, damages, suits, liabilities and any costs or expenses, including reasonable attorney's fees, arising from or in any way connected with (i) the sale or furnishing of services of Reseller; (ii) the failure of Reseller to perform its duties under this Agreement and/or observe all of the terms, covenants and conditions contained herein; or (iii) any representation made by Reseller which is false, misleading or

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containing any material misstatement of fact or omitting any material fact required to be stated to make the statements therein not misleading.

11. PARTIAL INVALIDITY: SEVERABILITY

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed, so far as is reasonable and possible, as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein or in a manner that is reasonable and reflects the intent of the parties hereto.

12. ASSIGNMENT

Neither this Agreement nor any of the benefits to accrue hereunder shall be assigned or transferred, either in whole or in part, without the prior written consent of the other party, which will not be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

13. LEGISLATIVE CHANGES

In relation to the subject matter of this Agreement, each party shall perform its duties in compliance with all applicable laws, ordinances, regulations and other requirements that are now governing or may in the future govern the subject matter of this Agreement. If the performance of a duty by either party under this Agreement cannot be performed due to a legislative or regulatory change, or if the performance by any party hereto of any term, covenant, condition or provision of the Agreement should violate any statute, ordinance, or be otherwise deemed illegal by any governmental body or agency (collectively, "Jeopardy Event"), then NB will send notification to Reseller of such Jeopardy Event. Within fifteen (15) days of receiving said notification, Reseller must complete the accompanying acknowledgement documentation and submit to NB. Failure to return the necessary acknowledgement paperwork could result in, but not be limited to, contract termination and/or membership suspension in a particular state.

14. WAIVERS

The failure of any party to insist upon the prompt and punctual performance of any terms or conditions in this Agreement, or the failure of any party to exercise any right or remedy under the terms of this Agreement on any one or more occasions shall not constitute a waiver of that or any other term, condition, right, or remedy on that or any subsequent occasion, unless otherwise expressly provided for herein.

15. CONSTRUCTION

This Agreement shall be interpreted as though it were mutually drafted. The masculine shall be deemed to include the feminine and vice versa, and the singular shall be deemed to include the plural and vice versa. All references to dollar amounts in this Agreement means amounts in currency of the United States of America. In the event of a dispute hereunder, this Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against any party hereto on the grounds such party drafted or caused to be drafted this Agreement or any part hereof, nor shall any presumption or burden of proof or persuasion be implied by virtue of the fact this Agreement may have been prepared by or at the request of a particular party or their counsel.

16. ENTIRE AGREEMENT

This Agreement contains the entire and only Agreement between the parties hereto and supersedes all other prior Agreements between the parties whether written or oral. This Agreement shall not be modified or amended in any manner except in writing signed by all parties.

17. CAPTIONS

The paragraph captions contained in this Agreement are intended for purposes of convenience or reference only and shall not be considered in construing this instrument.

18. FORCE MAJEURE

Neither party shall be deemed to be in default of any provisions of this Agreement, or for failure in

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performance, resulting from acts or events beyond the control of any such party provided the party claiming force majeure gives the other party prompt notice of such condition. Such acts shall include, but not be limited to, acts of God, civil or military authority and disturbance, war, strikes, fires, other catastrophes, or other events beyond the parties' reasonable control. Force majeure conditions shall not excuse payment obligations provided services remain current.

19. MISCELLANEOUS SERVICES

Should Reseller request additional services including, but not limited to, programming, programming changes, commission disbursement restructure, system development, etc., services will be performed at NB's current Time & Material (T&M) rates. T&M pricing will be quoted on a case-by-case basis.

20. DATE SENSITIVE

In the event both parties do not sign this Agreement on or before the last day of March, 2010, it will be deemed null and void.

21. OPPORTUNITY TO CONSULT AN ATTORNEY

Each party to this Agreement agrees they have had an opportunity to review this Agreement and consult with an attorney prior to accepting its terms, and by signing below agrees there was no duress placed on them and there were no representations made other than those contained in this Agreement.

22. RESPONSIBILITY TO AND RIGHTS OF THIRD PARTIES

Reseller acknowledges and agrees (a) NB does not practice medicine or any other profession, (b) NB does not control the provision of services to Reseller's members, (c) NB does not control the actions of their Vendors and is not responsible in the event one or more of these Vendors terminate, cease, or modify the service(s) and/or product(s) offered in the Program, and (d) NB is not responsible for the care and treatment of Reseller's members rendered by the participating professionals from the respective network in which they are associated; such care and treatment being the sole responsibility of the participating professionals from the respective network in which they are associated. Further, Reseller acknowledges and agrees each member shall be solely financially responsible for paying the usual and customary fees of participating professionals, less applicable discounts established from time to time by NB, for services received by such member. NB is not responsible or accountable for providing funds to pay for such services.

23. PROHIBITION OF ILLEGAL MARKETING PRACTICES

NB and Reseller each warrants and represents that all present and future marketing practices used by their organization are in compliance with (i) the Telephone Consumer Protection Act ("TCPA") as defined under 47 U.S.C. section 227 which strictly prohibits illegal telemarketing and unsolicited fax transmittal activities (http://www.fcc.gov/cgb/consumerfacts/tcpa.html) and (ii) the CAN-SPAM Act of 2003 which strictly prohibits unsolicited commercial electronic mail (http://www.spamlaws.com/federal/canspam/shtml). Either party shall have the right to immediately terminate this Agreement upon learning of any violation of the TCPA or CAN-SPAM Act by the other party. Further, both parties agree the party responsible for violating the TCPA or CAN-SPAM Act will be responsible for all costs and expenses of both parties, including court costs and attorney's fees, arising from or in any way connected with said violation.

24. AUDIT

Both parties agree to allow each other access to, and audit privilege of, proprietary, pertinent and relevant records, document and data in order to validate compliance with the terms and conditions of this Agreement during regular business hours, 9:00 am to 5:00 pm Central Time. Upon receipt and acknowledgement of a thirty (30) day prior written notice, either party will reasonably grant such access and audit privileges (all expenses to be paid by the requesting party).

25. NOTICES

All notices required pursuant to this Agreement shall be in writing and shall be sufficiently given and served upon the other party if given personally or mailed by certified mail to the following addresses:

CONFIDENTIAL Commission Agreement (Net)	Page 9 of 10	02/18/2010

IF TO NB:	IF TO RESELLER:
Joel Ray, CEO	Janet W. Kruger
New Benefits, Ltd,	Precis Health, Inc.
14240 Proton Road	2500 S. McGee Drive, Suite #125
Dallas, TX 75244	Norman, OK 73072

Any notice mailed by certified mail or registered mail, return receipt requested, postage prepaid to the above addresses, shall be effective forty eight (48) hours after deposit in the United States mail, duly addressed and with postage prepaid. Such addresses may be changed from time to time upon written notice to the other party.

26. GOVERNING LAW

This Agreement is made in the County of Dallas, State of Texas, and shall be construed and interpreted in accordance with the laws of the State of Texas. Venue for any disputes is in Dallas, Dallas County, Texas.

27. SCHEDULES/EXHIBITS

All schedules and exhibits attached hereto are incorporated in this Agreement by reference for all purposes.

EXECUTED BY THE PARTIES HERETO ON THE 2 DAY OF March, 2010:
RESELLER		RESELLER
Signature:	/s/ Janet W. Kruger	Signature:	/s/ Terry Tullo
Name:	Janet W. Kruger	Name:	Terry Tullo
Title:	President	Title:	President
Company:	Precis Health, Inc.		Of Neubene Management, LLC,
Address:	2500 S. McGee Drive, Suite #125		Its General Partner
Norman, OK 73072
Telephone #:	(405) 360-5047
Fax Number:	(405) 360-5354
Email:	tmetzger@precishealth.com (Terri Metzger)
Fed. Tax ID:	27-1316505
Reseller #:	13072PHI (assigned by NB)

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